Exhibit 99.1
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NON-PROSECUTION AGREEMENT BETWEEN THE BANK OF NEW YORK AND THE U.S.
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ATTORNEY'S OFFICES FOR THE EASTERN AND SOUTHERN DISTRICTS OF NEW YORK
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     THE BANK OF NEW YORK ("BNY"), by its undersigned attorney, pursuant to authority granted by its Board of Directors, the UNITED STATES ATTORNEY'S OFFICE FOR THE EASTERN DISTRICT OF NEW YORK (the "EDNY USAO"), and the UNITED STATES ATTORNEY'S OFFICE FOR THE SOUTHERN DISTRICT OF NEW YORK (the "SDNY USAO") (collectively, the "USAOs") enter into this Agreement (the "Agreement"). Except as specifically provided below, the Agreement shall be in effect for a period of three years from the date it is fully signed and executed.

The EDNY USAO Investigation
---------------------------

     1. The EDNY USAO has been conducting a criminal investigation into allegations that BNY: (a) aided and abetted the fraudulent activities of RW Professional Leasing Services Corp. ("PLS") by executing sham escrow agreements that PLS presented to other banking institutions around the country in support of medical equipment loan applications; and (b) willfully failed to take the actions required to file a Suspicious Activity Report ("SAR") in a timely and complete manner and failed to notify law enforcement authorities of suspicious activities relating to PLS and the escrow agreements, as required by the provisions of the Bank Secrecy Act and its implementing regulations (31 U.S.C. Sections 5318(g)(1), 5322; 12 C.F.R. Sections 208.60-64;
31 C.F.R. Sections 103.11, 103.18). The Federal Reserve Bank of New York (the "Federal Reserve") and the New York State Banking Department

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("NYSBD") have conducted independent reviews of these matters, which have now been concluded.

     2. BNY accepts and acknowledges responsibility for the conduct of its employees that is the subject of the EDNY USAO investigation (as set forth in detail in the statement annexed as Exhibit A and incorporated by reference) as follows: (a) in or about and between 1991 and 2002, as a result of misconduct by BNY Branch Managers and employees working at a BNY retail branch location in Island Park, New York (the "Island Park Branch"), BNY managers and employees supplied unauthorized and materially false and misleading escrow agreements to PLS, which BNY managers and employees had reason to believe would be presented by PLS to other banks in support of medical equipment loan applications; and (b) in or about and between February 2002 and June 2002, after managerial employees and senior executives in BNY's Legal Division, Audit Division, Retail Banking Division and Regional Commercial Banking Division became aware of misconduct committed by PLS and Island Park Branch employees relating to the unauthorized escrow agreements, BNY personnel intentionally failed to take the actions required to file a SAR or notify law enforcement.

The SDNY USAO Investigation
---------------------------

     3. The SDNY USAO has been conducting a criminal investigation into allegations that BNY: (a) aided and abetted the operation of an unlicensed money transmitting business, in violation of 18 U.S.C. Section 1960; (b) aided and abetted the unlawful operation of a foreign bank, in violation of 12 U.S.C. Section 3105(d); (c) failed to implement an effective anti-money laundering program, as required by 31 U.S.C. Section 5318(h) and 12 C.F.R. Section 2121; and (d) engaged in money laundering, in violation of 18 U.S.C. Section 1956.


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     4.  BNY accepts and acknowledges responsibility for the
conduct of its employees that is the subject of the SDNY USAO investigation, as set forth in detail in the statement annexed as Exhibit B and incorporated by reference. As demonstrated by the statement contained in Exhibit B, which concerns the activity from in or about February 1996 through in or about July 1999 in two accounts at BNY's One Wall Street Branch in the names of Benex International Co., Inc. ("Benex"), and BECS International Corp., LLC ("BECS"), BNY (1) failed to put in place an effective system for analyzing wire transfer activity by its customers for potential money laundering; (2) failed to conduct adequate due diligence on Benex and BECS in order to understand the true nature of their business and the activity in the Benex and BECS accounts; (3) failed to monitor or scrutinize the wire-transfer activity in the Benex and BECS accounts from an anti-money laundering perspective; and (4) failed to make any effort to determine whether the activity in the Benex and BECS accounts required either a money transmitting license or a license to operate as a branch or agency of a foreign bank under New York or federal law.

BNY's Agreement to Adopt Various Remedial Measures
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     5.  BNY's acceptance of responsibility is further
evidenced by, among other things: (1) its agreement to adopt the Remedial Actions, Policies and Procedures as described in paragraph 10 below; (2) its agreement to adopt the Enhanced Remedial Measures described in paragraph 11 below; (3) its continuing commitment of full

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cooperation with the USAOs, the Federal Bureau of Investigation, the
Internal Revenue Service and any other agency designated by the USAOs (the "Investigative Agencies") as described in paragraph 6 below; and
(4) the other undertakings it has made as set forth in this Agreement.

     6. In March 2003, in connection with the EDNY USAO investigation, BNY retained the law firm of Sullivan & Cromwell, LLP to conduct an internal investigation into the issues surrounding the issuance of the Escrow Agreements and BNY's response to information about the Escrow Agreements that was disclosed in early 2002. Pursuant to the Confidentiality and Limited Waiver Agreement between BNY and the EDNY USAO, dated May 27, 2003 and annexed as Exhibit C (the "Confidentiality Agreement"), BNY has shared the results of its investigation, including documents that could have otherwise been withheld under the attorney-client privilege and the work product doctrine, with the Investigative Agencies. In addition, in early 1999, in connection with the SDNY USAO investigation, BNY retained Sullivan & Cromwell to conduct an internal investigation into the issues surrounding the deposits into, and wire transfers out of, the Benex and BECS accounts, and shared the results of that investigation with the SDNY USAO and the Investigative Agencies. BNY acknowledges that its prior, ongoing and future cooperation are important factors in the USAOs' decision to enter into the Agreement, and therefore, BNY agrees to continue to cooperate fully with the USAOs and the Investigative Agencies regarding any matter about which BNY has knowledge, which cooperation shall include providing privileged information to the extent described in paragraph 7(c) below.


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     7.  BNY agrees that its cooperation, as agreed to in
paragraph 6 above, shall include, but is not limited to the following:

     a.	   Completely and truthfully disclosing all
           information with respect to the activities of BNY and present and former members of the Board of Directors, agents, officers and employees, concerning any Bank Secrecy Act (31 U.S.C.
           Sections 5311 through 5332) matters about which the USAOs or the Investigative Agencies, may inquire, including, but not limited to, the conduct described in Exhibits A and B.

     b.	   Assembling, organizing and providing all
           documents, records, or other tangible evidence in BNY's possession, custody, or control as may be requested by the USAOs or any Investigative
           Agency concerning any Bank Secrecy Act matters, including, but not limited to, documents related to the conduct described in Exhibits A and B. Whenever such data is in electronic format, BNY shall provide access to such data and assistance in operating computer and other equipment as necessary to retrieve the data.
           If such documents, data or other objects are in overseas locations, BNY will make reasonable efforts to make the items available to the USAOs;

     c.	   Waiving claims of the attorney-client privilege
           or work-product doctrine as to any documents, records, information, or testimony requested by the USAOs related to factual internal investigations or contemporaneous advice given to BNY concerning the conduct described in Exhibits A and B (the "Confidential
           Materials").  Production of the Confidential
           Materials shall be governed by the
           Confidentiality Agreement;

     d. Using its best efforts to make available its present and former employees to provide information and/or testimony as requested by the USAOs or any of the Investigative Agencies, including sworn testimony or in court proceedings, as well as interviews with law enforcement authorities. Cooperation under this paragraph will include identification of witnesses who, to BNY's knowledge, may have material information regarding the conduct described in Exhibits A and B;

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     e.	   Providing testimony and other information
           deemed necessary by the USAOs or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents in any criminal or other proceeding as requested by the USAOs or any of the Investigative Agencies;

     f. Completely, fully and timely complying with all legal obligations, record keeping and reporting requirements imposed upon it by the Bank
           Secrecy Act and all Bank Secrecy Act
           implementing regulations, including, but not limited to: 12 C.F.R. Sections 208.60-64 and 31
           C.F.R. Sections 103.11, 103.18; and

     g. With respect to any information, testimony, document, record or other tangible evidence provided by BNY to the USAOs, or a grand jury, other than the Confidential Materials the use of which is governed by the Confidentiality
           Agreement described in paragraph 6 above, BNY consents to any and all disclosures of such materials to such Investigative Agencies as the USAOs, in its sole discretion, deems appropriate. With respect to any such materials that constitute "matters occurring before the grand jury" within the meaning of Rule 6(e) of the Federal Rules of Criminal
           Procedure, BNY further consents to (i) any order sought by the USAOs permitting such disclosures; and (ii) the USAOs' ex parte or in camera application for such orders.

     8. BNY agrees to pay a total of twelve million dollars ($12,000,000.00) ("the Funds") into a fund established to make restitution to any banking institutions that suffered losses in reliance on BNY Escrow Agreements (the "Victim Banks"), as described in Exhibit A. The Funds will be paid by BNY within thirty (30) days of the execution of the Agreement. The distribution of these Funds to Victim Banks shall be administered by the EDNY USAO, and the EDNY USAO shall verify the amount and validity of the claims of the Victim Banks.

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To the extent any Victim Bank has been reimbursed for a portion of its losses as part of any civil settlement reached with BNY, the amount of such reimbursement will be subtracted from the restitution amount payable to that Victim Bank. All claims shall be submitted by Victim Banks within one year following the signing of this Agreement. Any Funds on which valid claims have not been filed within this one-year period shall be refunded to BNY.

     9. BNY agrees to forfeit to the United States all of its right, title and interest in the sum of twenty-six million dollars and no cents ($26,000,000.00) (the "Forfeited Assets"), which shall be payable to the United States Marshals Service within thirty (30) days of the execution of the Agreement. BNY further agrees to execute a Stipulation of Settlement and Decree of Forfeiture in each of two civil forfeiture actions to be filed in the United States District Courts for the Eastern and Southern Districts of New York. In the action to be filed in the Eastern District of New York, BNY shall forfeit $12,000,000.00. In the action to be filed in the Southern District of New York, BNY shall forfeit $14,000,000.00.

     10. BNY represents that its Board of Directors and current Senior Management have already taken or have agreed to take numerous remedial steps to address the concerns raised by the USAOs and others. These remedial steps (collectively, the "Remedial Actions, Policies and Procedures") include:

     a. the formation of a management committee, headed by BNY's President, to review the actions of 67 employees who had some involvement in the matters relating to PLS, resulting in disciplinary action against 19 employees, including the dismissal of 5 employees. BNY agrees that it will not rehire any employee who was dismissed or any other disciplined employee who has since resigned from BNY;

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     b.  the creation of a new senior-level position
         within the Legal Division called Head of Law
         Enforcement and Investigations, with
         responsibility for responding to all law enforcement inquiries and coordinating the preparation of Suspicious Activity Reports throughout BNY. This position currently has a staff of seven attorneys, with plans to hire additional personnel, and reports directly to the General Counsel. However, at the discretion of the Head of Law Enforcement in appropriate circumstances, he may communicate in confidence directly with BNY's CEO.

     c.  the introduction of new policies and
         procedures for the auditing of retail branches, including: (i) the review by Internal Audit of the most profitable and active customers at each retail branch; (ii) the deployment of specialists to review retail branch compliance with proper "Know Your Customer" procedures;
         (iii) increased attention in auditing retail branches to the level of personnel training, proficiency and turnover; (iv) a shift in emphasis in branch auditing to a "risk based" approach and the use of new software to measure and track that risk; (v) an increased role by the Global Compliance Department in questioning branch personnel about adherence to and understanding of BNY policy, including questions designed to expose any unusual services being provided to customers; (vi) regular meetings between Corporate Security and branch managers to identify and resolve problems at an early stage; (vii) the targeting of problem branches for improvement and follow-up reviews; and (viii) the formation of a Retail Banking Task Force to oversee improvement efforts in this area;

     d. the institution of monthly meetings between representatives of the Legal Division,
         Corporate Security and Global Compliance to enhance the coordination of investigations and the reporting of suspicious activity, and the clarification of bank policies to eliminate any jurisdictional ambiguity that could delay or prevent the timely filing of SARs;

     e. the improvement of training for branch managers with an increased focus on risk management,

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         identifying personnel problems and identifying
         and reporting suspicious activities. This includes training of branch managers on the signing of non-bank forms and the review of new business accounts;

     f. the training of Legal Division employees on detecting and reporting suspicious activities;

     g. the publication of new bank wide policies that address: (a) identifying, investigating and reporting illegal, suspicious or unusual activity; (b) using and signing of forms for customers; (c) file maintenance and retention;
         (d) reviewing new business accounts; (e) documentation approval; and (f) civil and criminal incident reporting and investigations;

     h. the settlement of civil lawsuits brought against BNY by other financial institutions who were victimized by the conduct described in Exhibit A for approximately $5.9 million;

     i.  the implementation of enhancements to the Legal
         Division, including the hiring of additional personnel, and changes in reporting structure, to address the growing need for legal and regulatory expertise among financial institutions; and

     j. the implementation of an enhanced process for reporting suspicious activity, including: (i) the creation of a Suspicious Activity Response
         Team (within the Legal Division) to draft and file all SARs generated by the Bank; and (ii) the creation of a SAR Control unit which will centrally receive all reports of suspicious activity from anywhere within the Bank and track these reports of suspicious activity from receipt to final disposition (through a SAR filing or a decision not to file a SAR) for the purpose of ensuring timely filing of SARs.


     11. BNY further agrees to enhance its suspicious activity detection and reporting capability by adopting and instituting programs (collectively, the "Enhanced Remedial Measures") designed to ensure that:

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     a.  BNY's Anti-Money Laundering Oversight Committee
         ("AMLOC"), when conducting an AMLOC review of accounts held by individuals or entities other than commercial banks, will investigate certain counterparties to the account holder under AMLOC review as follows: For the top three counterparties during the period selected for review, as determined by the amount of funds exchanged between the account holder and counterparty through wire transfers and checks, BNY shall undertake appropriate procedures, including but not necessarily limited to an Internet and public database search, to check whether the counterparty is a real entity;

     b. BNY will enhance its review of the top five client relationships for each branch to include a review of each client relationship's account activity, with a primary focus on funds-transfer activity. In addition to reviewing these accounts regularly for unusual and unexpected volume, on an annual basis, in connection with each of the top three funds transfer counterparties, BNY shall undertake appropriate procedures, including but not necessarily limited to an Internet or public database search, to check whether the counterparty is a real entity;

     c. BNY's Legal Division will share all information that may evidence criminal activity by filing an Incident Report with the SAR Control unit immediately upon learning of such information so that appropriate steps can be taken, as necessary, by that unit to comply with BNY's obligations under the Bank Secrecy Act and all Bank Secrecy Act implementing regulations. The
         Legal Division will copy the Independent
         Examiner, described in paragraph 12 below, on all such communications;

     d. BNY will timely report known or suspected criminal activity to law enforcement and supervisory authorities as required by the suspicious-activity reporting provisions of
         Regulation H of the Board of Governors of the Federal Reserve System (12 C.F.R. Sections 208.60-
         64).  Management information reports or Key
         Risk Indicators should be developed to track the dates of initial detection of facts that may constitute a basis for suspicious activity, through the ultimate filing of a SAR, to determine compliance;

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     e.  BNY will develop procedures to monitor the
         accuracy, completeness and timeliness of responses to subpoenas. This program should be designed to ensure timely responses, especially in serious criminal cases, to law enforcement and supervisory authorities. Key Risk
         Indicators should be developed to: (i) track the date of initial receipt of the subpoena through the return of information to the requesting party, and note whether law enforcement makes further requests, such as copies of checks after receiving copies of statements; (ii) determine whether the information provided to law enforcement was sufficient to cause the bank to file a SAR or take measures to exit the client relationship;
         and (iii) determine whether staffing levels are adequate to complete subpoena compliance tasks in a timely manner;

     f. All BNY branch and supervisory employees will receive expanded training relating to the identification and reporting of suspicious activities involving the dissemination of false and/or misleading statements to financial institutions;

     g. All BNY branch and supervisory employees will comply with BNY policies concerning the execution of agreements and the issuance of obligations, and that the risk of unauthorized conduct in this area is minimized; and

     h. Except as otherwise provided in this paragraph, written Incident Reports relating to possible criminal activity will be prepared and forwarded to BNY's SAR Control unit within seventy-two (72) hours after evidence of such activity is uncovered by any BNY employee.

     12. BNY agrees to retain an independent examiner (the "Independent Examiner"), who shall be selected as follows: at BNY's expense, an advertisement shall be placed in an appropriate publication(s) publicizing the search for an Independent Examiner, and requiring applications to be sent to the EDNY USAO; the list of potential candidates will be shared by the USAOs with BNY, the Federal Reserve, and NYSBD, all of which will have an opportunity to comment upon the candidates; the USAOs (after considering the views of BNY, the

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Federal Reserve, and NYSBD) shall select the Independent Examiner from among these candidates. The Independent Examiner shall review BNY's suspicious activity reporting practices, its Anti-Money Laundering Procedures relating to those practices, and its compliance with this Agreement. BNY agrees to pay all costs associated with the retention of an Independent Examiner for these purposes. The Independent Examiner will also:

     a. review BNY's practices and procedures relating to the reporting of suspicious activities;

     b. review BNY's implementation of, and compliance with, the Remedial Actions, Policies and Procedures and the Enhanced Remedial Measures;
         and

     c.  report on a semi-annual basis to the General
         Counsel of BNY, with copies to the USAOs, the Federal Reserve and the NYSBD, as to BNY's state of compliance with the statutory and regulatory requirements for reporting of suspicious activities and the efficacy of the Remedial Actions, Policies and Procedures and
         Enhanced Remedial Measures (each such report being referred to as the "Report"). At the discretion of the Independent Examiner and the USAOs, the Independent Examiner may file additional reports with the General Counsel or, without notice to BNY, the USAOs.

After receiving the Report, BNY's General Counsel will present the Report to BNY's Board of Directors, including its Audit Committee, for its review. BNY agrees that the Independent Examiner will have access to any and all materials relating to the matters described above in this paragraph, and that all BNY employees will be directed to cooperate fully with the Independent Examiner. Any refusal by BNY, its attorneys, Board of Directors, agents, officers or employees to render

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full cooperation to the Independent Examiner will constitute a breach of this Agreement, and BNY would thereafter be subject to prosecution as set forth in paragraph 14 below. The USAOs, in their sole discretion, may terminate this Agreement prior to the expiration of three years if the USAOs determine, in consultation with the Independent Examiner, that the purposes of this Agreement have been fully achieved, and that further monitoring of BNY's suspicious activity reporting procedures and AML practices is no longer required.

The USAOs' Agreement Not to Prosecute BNY
-----------------------------------------

     13. In consideration of BNY's remedial actions to date and its willingness to: (a) acknowledge responsibility for the conduct of its employees, as set forth in Exhibits A and B; (b) cooperate to date and its agreement to continue to cooperate with the USAOs and the Investigative Agencies; (c) demonstrate its future good conduct and full compliance with the statutory and regulatory requirements for reporting of suspicious activities; (d) make the payments set forth in paragraphs 8 and 9 above; (e) implement the Remedial Actions, Policies and Procedures and the Enhanced Remedial Measures described in paragraphs 10 and 11 above; and (f) otherwise comply with all of the terms of this Agreement, the USAOs agree that, except as provided in paragraph 14 below, BNY will not be prosecuted for the conduct described in Exhibits A and B.

     14. BNY understands and agrees that should the USAOs, in their sole reasonable discretion, determine that BNY or BNY Employees,
(a) have deliberately given false, incomplete, or misleading information under this Agreement, (b) have otherwise materially violated any provisions of the Agreement, or (c) have (acting within the scope of their employment and for the benefit of BNY) committed, or attempted to commit, after January 1, 2004 any crimes other than any crimes arising from the conducted described in Exhibits A and B, BNY shall thereafter be subject to prosecution for any federal criminal violation of which the USAOs have knowledge, including a prosecution relating to the conduct described in Exhibits A and B. BNY agrees that any such prosecutions may be premised on any information provided by or on behalf of BNY to the USAOs or the Investigative Agencies at any time. Moreover, BNY agrees that any prosecutions relating to the conduct described in Exhibits A and B that are not time-barred by the applicable statute of limitations as of the date of this Agreement may be commenced against BNY in accordance with this Agreement, notwithstanding the expiration of any applicable statute of limitations between the signing of this Agreement and the expiration of this Agreement. By this Agreement, BNY expressly intends to and does waive any rights in this respect. Such waiver is knowing, voluntary and in express reliance on the advice of BNY's counsel.

For the purposes of paragraphs 14 and 17 of this Agreement, the term "BNY Employees" will be defined as any employee at the Vice President level and above, Branch Managers, and non-clerical employees of the Legal Division.

     15. BNY agrees that in the event that the USAOs, in their sole reasonable discretion, determine that BNY has materially violated any provision of this Agreement, (a) all statements made by or on behalf of BNY to the USAOs or any of the Investigative Agencies, or any testimony given by BNY before a grand jury, or elsewhere, whether before or after the date of this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the USAOs against BNY; and (b) BNY shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of BNY before or after the date of this Agreement, or any leads derived therefrom, should be suppressed.

     16. The decision as to whether conduct and/or statements of any individual will be imputed to BNY for the purpose of determining whether BNY has violated any provision of this Agreement shall be in the sole reasonable discretion of the USAOs. The parties further understand and agree that the exercise of discretion by the USAOs or their designees under this paragraph is not subject to review in any court or tribunal outside the Department of Justice.

     17. Should the USAOs determine that BNY has committed a breach of any provision of this Agreement as described in paragraph 14, the USAOs shall provide written notice to BNY of the alleged breach and provide BNY with a four-week period in which to make a presentation to the USAOs, or its designee, to demonstrate that no breach has occurred, or, to the extent applicable, that the breach was not material, or has been cured. The parties to this Agreement expressly understand and agree that should BNY fail to make a presentation to the USAOs, or their designee, within a four-week period, it shall be conclusively established that BNY is in material breach of this Agreement. During this four-week period, the term of this Agreement shall be tolled. The USAOs agree that in the event that BNY discovers criminal conduct by its employees, the USAOs shall give full and fair consideration to whether the conduct was promptly reported to law enforcement authorities and whether BNY has taken prompt remedial action in determining whether criminal conduct by BNY personnel constitutes a material breach.

Other Provisions
----------------

     18. BNY expressly agrees that it shall not, through its attorneys, Board of Directors, agents, officers or employees, make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility or Exhibits A and B. Any such contradictory public statement by BNY, its attorneys, Board of Directors, agents, officers or employees, shall constitute a breach of this Agreement, and BNY would thereafter be subject to prosecution as set forth in paragraph 14 above. The decision as to whether any such contradictory statement will be imputed to BNY for the purpose of determining whether BNY has breached this Agreement shall be in the sole reasonable discretion of the USAOs. Upon the USAOs' notifying BNY of any such contradictory statement, BNY may avoid breach of this Agreement by publicly repudiating such statement within 72 hours after notification by the USAOs. This paragraph is not intended to apply to any statement made by any BNY employee or former employee who has been charged with a crime or other wrongdoing by the government or an agency thereof. BNY agrees that in the event that future criminal proceedings are brought in accordance with this Agreement, BNY will not contest the admissibility of Exhibits A and/or B in any such proceedings.

     19. BNY agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement. In the event of such a sale or merger, the USAOs, in their sole discretion, may elect to apply the terms of this Agreement to certain business units of any new entity rather than the entire new entity.

     20. BNY agrees that, following expiration of this Agreement, BNY will continue to cooperate with the USAOs and Investigative Agencies, in accordance with the provisions of paragraphs 6 and 7 above, in connection with any proceeding relating to the conduct described in Exhibits A and B. BNY's obligation to cooperate is not intended to apply where BNY is a defendant in any such proceeding.

     21. BNY agrees that this Agreement, including Exhibits A and B, may be released to the public.

     22. It is understood that this Agreement is binding only on BNY and the USAOs, and specifically does not bind any other federal agencies, any state or local law enforcement agencies, any licensing authorities, or any regulatory authorities. The USAOs, however, will bring the Agreement and BNY's cooperation and the Remedial Actions, Policies and Procedures and the Enhanced Remedial Measures to the attention of other federal agencies, state or local law enforcement agencies, and any licensing or regulatory authorities if BNY so requests. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or any entity other than the parties to this Agreement, and that nothing in the Agreement shall be construed as acknowledging that the Agreement, including Exhibits A and B and the evidence underlying the Agreement and Exhibits A and B, shall be admissible in any proceeding other than a proceeding brought by the USAOs. No promises, agreements or conditions have been entered into other than those set forth in this Agreement, and none will be entered into unless memorialized in writing and signed by all parties. Apart from the Confidentiality Agreement, this Agreement supersedes any prior promises, agreements or conditions between the parties. To become effective, this Agreement must be signed by all signatories listed below.

Dated:	Brooklyn, New York
November 4, 2005




ROSLYNN R. MAUSKOPF		     MICHAEL J. GARCIA
United States Attorney		     United States Attorney
Eastern District of New York	     Southern District of New York


By: /s/ Geoffrey R. Kaiser	     By: /s/ Celeste L. Koeleveld
    ----------------------               ------------------------
    Geoffrey R. Kaiser			 Celeste L. Koeleveld
    Assistant United States Attorney	 Assistant United States Attorney



Approved:                         Approved:


/s/ Bridget Rohde                 /s/ Lev. L. Dassin
-----------------                 ------------------
Bridget Rohde			  Lev L. Dassin
Acting Chief, Criminal Division	  Chief, Criminal Division


AGREED AND CONSENTED TO BY:


/s/ Thomas A. Renyi               /s/ Matthew E. Fishbein
-------------------               -----------------------
Thomas A. Renyi	                  Matthew E. Fishbein, Esq.
Chairman and                      Debevoise & Plimpton LLP
Chief Executive Officer,          Counsel to THE BANK OF NEW YORK
THE BANK OF NEW YORK


                                  /s/ Samuel W. Seymour
                                  ---------------------
                                  Samuel W. Seymour, Esq.
                                  Sullivan & Cromwell LLP
                                  Counsel to THE BANK OF NEW YORK

EXHIBIT A
---------

       In any criminal proceeding brought by the United States, the following statement by The Bank of New York ("BNY"), shall be admissible against BNY:

BNY
---
         1. BNY is a New York chartered banking corporation that provides global financial services and is a leading participant in capital markets throughout the world. BNY services its clients through five primary businesses: Securities Servicing and Global Payment Services, Private Client Services and Asset Management, Corporate Banking, Global Market Services, and Retail Banking. Founded in 1784 by Alexander Hamilton, BNY is the oldest bank in the United States, and the principal subsidiary of The Bank of New York Company, Inc., a publicly traded corporation the common stock of which is traded on the New York Stock Exchange under the trading symbol "BK." BNY maintains retail branch locations across the United States, including a retail branch in Island Park, New York (the "Island Park Branch").

     A.  The Escrow Agreements and the SAR Filing
         -----------------------------------------

         2. From in or about 1991 to in or about 2002, BNY Branch Managers and employees working at the Island Park Branch executed unauthorized and materially false and misleading escrow agreements (the "Escrow Agreements") for one of BNY's customers, RW Professional Leasing Services Corp. ("PLS"). PLS was engaged in the business of arranging financing for medical providers, ostensibly for the leasing of medical equipment. Under the Escrow Agreements, BNY agreed to act as an escrow agent for other banks that were financing medical equipment leases for PLS (the "Bank Funding Institutions"). BNY Branch Managers and employees had reason to believe the Escrow Agreements would be presented to the Bank Funding Institutions in support of lease financing applications. The conduct of the BNY Branch managers and employees in executing Escrow Agreements they had no intention of performing was misleading and deceptive.

         3. From in or about February 2002 to in or about June 2002, after managerial employees and senior executives in BNY's Legal Division, Audit Division, Retail Banking Division and Regional Commercial Banking Division became aware of misconduct committed by PLS and Island Park Branch employees relating to the execution of unauthorized escrow agreements and the proffering of such agreements to Bank Funding Institutions in support of financing, the managerial employees and senior executives consciously failed to take the actions required to timely file a Suspicious Activity Report ("SAR") or timely notify law enforcement authorities.

     B.  Issuance of Unauthorized Escrow Agreements
         ------------------------------------------

         4. In 1990, Rochelle Besser of PLS contacted former Island Park Branch Manager Myrna Katz to discuss establishing accounts at the Island Park branch. In or about July 1990, Myrna Katz and other BNY supervisory personnel from the Retail Banking Division, including a District Manager and a District Sales Manager, met with Besser to gain an understanding of PLS's business and to present PLS with a proposal for account services. On July 31, 1990, the District Sales Manager faxed a form escrow agreement (the "Form Agreement"), ostensibly used by PLS in prior dealings with European American Bank, to an attorney in BNY's Legal Department and asked for an "opinion." There is no evidence that the attorney or anyone else from the Legal Department offered an "opinion" or otherwise responded to the District Manager's inquiry concerning the Form Agreement. BNY policy prohibited retail branches from establishing the type of escrow account contemplated by the Form Agreement.

         5. Accounts for PLS were opened at the Island Park Branch in or about December 1990; PLS denominated one of those accounts the "E" account. In or about early 1991, Rochelle Besser began bringing the Escrow Agreements to the Island Park Branch for signature, and former Island Park Branch Manager Myrna Katz began signing, and directing other Island Park Branch employees to sign, the Escrow Agreements.

         6. Each Escrow Agreement required the establishment of an escrow account ("Escrow Account") in which lease payments would be deposited and held in escrow by BNY, to be disbursed by BNY to the Bank Funding Institutions identified in the Escrow Agreement pursuant to an attached schedule (the "Payment Schedule"). The leases covered by the Escrow Agreement were identified in a separate schedule (the "Lease Schedule"). The Escrow Agreements also obligated BNY to notify PLS if there were insufficient funds in the Escrow Accounts to make required payments as they came due. Hundreds of Escrow Agreements, Lease Schedules and Payment Schedules were signed by BNY employees at the request of PLS between 1991 and 2002, but no Escrow Accounts were established and none of the terms of the Escrow Agreements were performed.

          7. BNY employees knew or had reason to believe the Escrow Agreements were being presented by PLS in the course of its business to the Bank Funding Institutions in order to obtain medical equipment financing. Call reports summarizing meetings between BNY managerial employees and PLS in 1990 and 2000 recite BNY employees' understanding that the leases entered into by PLS were being assigned to Bank Funding Institutions. The name of the Bank Funding Institution entitled to receive the escrow payments, moreover, was identified in bold on the first page of the Escrow Agreement and Payment Schedule. Further, after PLS began presenting the Escrow Agreements to the Island Park Branch for signature, former Island Park Branch Manager Myrna Katz received inquiries from Bank Funding Institutions concerning PLS's credit worthiness.

          8. The Escrow Agreements were always presented to the Island Park Branch in triplicate, with two executed copies returned to PLS and one copy retained by the Island Park Branch. Between 1991 and 1998, former Island Park Branch Manager Myrna Katz signed, and directed others to sign, more than 200 Escrow Agreements. Those Escrow Agreements are now missing from BNY's archives and BNY is unable to explain their absence. When Myrna Katz transferred to another BNY retail branch in or about 1998, Katz instructed her successor, to continue the practice of signing the Escrow Agreements as a courtesy to PLS, the most important customer of the Island Park Branch. When the successor Branch Manager transferred to Regional Commercial Banking in or about September 1999, he likewise instructed his successor to continue the practice of signing the Escrow Agreements. In all, more than 400 Escrow Agreements were executed for PLS between 1991 and 2002. In executing these agreements, the branch managers were acting within the scope of their employment (as that term is defined by case law) and BNY derived fees from the PLS BNY accounts.

          9. The Escrow Agreements were presented by PLS to Bank Funding Institutions in support of medical equipment financing applications.
The Bank Funding Institutions, in reliance on the Escrow Agreements, loaned PLS a total of at least $92 million between 1996 and 2002, of which at least $18 million was never repaid.

         10. The conduct surrounding PLS's use of sham Escrow Agreements to obtain financing is the subject of a superseding indictment, captioned United States v. RW Professional Leasing Services Corp., et al., 02 Cr. 767 (S-2) (ADS), charging PLS, its principals Rochelle Besser and Barry Dreyer, and others, including former Island Park
Branch Manager Myrna Katz, with federal crimes, including conspiracy to commit bank and wire fraud.

     C.  Failure to Timely File an Adequate SAR
         --------------------------------------

         11. In 2002, BNY policy required all employees to report suspicious and criminal activities coming to their attention in the performance of their duties. BNY policy required department heads and officers-in-charge of banking offices to prepare written Incident Reports summarizing all matters relating to crimes and liability exposures, and to forward those reports to the Corporate Security Department for review. All BNY employees were also required to report suspicious activities to management within their divisions. Management was charged with the responsibility of immediately reporting such suspicious activities to the Global Compliance Division. The Global Compliance Division and the Corporate Security Department were charged with reviewing the information presented and determining whether to notify law enforcement and/or file a SAR under the Bank Secrecy Act.
If the Corporate Security Department and Global Compliance Division were not notified as required by BNY's own reporting policies, BNY lacked any other formal mechanism to ensure that suspicious activity was reported under the provisions of the Bank Secrecy Act. Information concerning the wrongful execution and dissemination of the sham Escrow Agreements was not timely reported by BNY senior employees as required by BNY policy and the Bank Secrecy Act.


         12. In or about February 2002, representatives of Bank Funding Institutions began contacting BNY to complain about PLS loan defaults and BNY's failure to adhere to the terms of the Escrow Agreements. The initial calls were fielded by the Island Park Branch Manager. The Branch Manager referred the callers to her immediate predecessor in the position, who at that time worked in Regional Commercial Banking as a Relationship Manager assigned to handle the PLS account. The Branch Manager did not prepare an Incident Report summarizing the complaints she received from the Bank Funding Institutions, or take any other action to cause BNY to file a SAR or notify law enforcement about the Escrow Agreements.

         13. On or about March 1, 2002, a loan officer for Northwest Bank, a Bank Funding Institution, contacted the PLS Relationship Manager by telephone to complain about PLS loan defaults and to request a report of escrow account activity for the outstanding PLS loans approved by his bank. Following this phone call, the loan officer faxed the Relationship Manager a copy of an Escrow Agreement covering leases financed by Northwest Bank and executed by BNY employees, including the current Island Park Branch Manager. The Relationship Manager immediately suspected criminal activity and forwarded the Escrow Agreement to his supervisor, the Vice President-Group Head Regional Commercial Banking, who in turn forwarded the document to the Vice President of the Retail Banking Group. The Vice President of Regional Commercial Banking also brought the Escrow Agreements to the attention of the Head of Regional Commercial Banking, who became personally involved in reviewing the matter. Both the Vice President and the Head of Regional Commercial Banking expressed concern about BNY's potential liability to the Bank Funding Institutions under the Escrow Agreements. Within a few weeks, the Head of Regional Commercial Banking received a report from the Vice President of Regional Commercial Banking that BNY had, to that point, collected 198 Escrow Agreements implicating 62 different Bank Funding Institutions.

         14. By early March 2002, the PLS Relationship Manager, the Head of Regional Commercial Banking, the Vice President of Regional Commercial Banking and the Vice President of the Retail Banking Group, among other BNY executives, were aware that Island Park Branch employees had been signing sham Escrow Agreements for at least a decade, that the Escrow Agreements had been submitted by PLS to various Bank Funding Institutions in support of applications for lease financing, and that the Bank Funding Institutions were demanding specific performance of the Escrow Agreements in the wake of PLS loan defaults. None of these employees prepared or directed the preparation of an Incident Report, or took any other action to cause BNY to file a SAR or notify law enforcement about the Escrow Agreements.

         15. By no later than March 18, 2002, a Vice President in the Legal Division had been consulted by Regional Commercial Banking and Retail Banking about the Escrow Agreements. The Legal Division Vice President expressed the concern that the Island Park Branch had rendered a service outside its area of expertise for which it had not been paid. The Legal Division Vice President did not prepare or direct the preparation of an Incident Report, or take any other action to cause BNY to file a SAR or notify law enforcement about the Escrow Agreements.

         16. On March 19, 2002, People's Bank, a Bank Funding Institution, sent a fax to a Senior Counsel in BNY's Legal Division attaching a copy of an Escrow Agreement covering leases financed by People's Bank. The fax demanded an explanation for why BNY was not disbursing funds as provided in the Escrow Agreement and expressed the understanding of People's Bank that "over $50 million of leases flow through similar arrangements." The Senior Counsel did not respond to the fax, but instead sent the fax to the Island Park Branch Manager, asking that the Branch Manager forward it to whomever "handled the transaction" with People's Bank. The Senior Counsel did not prepare or direct the preparation of an Incident Report, or take any other action to cause BNY to file a SAR or notify law enforcement about the Escrow Agreements.

         17. By no later than March 22, 2002, a BNY Legal Assistant and a Managing Counsel in the Legal Division learned of the situation involving the sham Escrow Agreements. Neither the Legal Assistant nor the Managing Counsel prepared or directed the preparation of an Incident Report, or took any other action to cause BNY to file a SAR or notify law enforcement about the Escrow Agreements at that time. Instead, the Managing Counsel directed BNY personnel to limit their communications about the Escrow Agreements by communicating only with the Legal Department on that subject, and to refrain from writing anything discussing or speculating about BNY's culpability or liability to third parties. As a result of the Managing Counsel's direction to BNY employees, information about the Escrow Agreements required for the preparation and filing of a SAR was not shared with the only two BNY groups with SAR-filing authority, the Corporate Security Department and the Global Compliance Division, neither of which learned of any
misconduct before late June 2002.   In late June 2002, when asked by a
Corporate Security employee about the need to file a SAR, the Managing Counsel advised that the Legal Division, and not Corporate Security, would assume responsibility for preparing the SAR for filing.

         18. On or about March 25, 2002, the Managing Counsel sent an e-mail notifying BNY's General Counsel-Executive Vice President of the situation involving PLS and the Escrow Agreements. The Managing
Counsel informed the General Counsel of the fax from People's Bank stating that funds were not being disbursed to People's Bank as provided in the Escrow Agreements, and that over $50 million in lease financing "flow through similar arrangements." The Managing Counsel estimated the amount of funds covered by the Escrow Agreements at $60 million. The General Counsel thereafter continued to receive regular updates (both written and oral) from the Managing Counsel concerning the Escrow Agreements, and various civil lawsuits brought against BNY by Bank Funding Institutions based on the Escrow Agreements. On
April 24, 2002, BNY's outside counsel sent BNY's General Counsel a memo summarizing the facts leading to the unauthorized issuance of Escrow Agreements by the Island Park Branch. Neither the General Counsel nor anyone else in the Legal Division prepared or directed the preparation of an Incident Report or ensured that a SAR was filed or law enforcement was notified concerning the Escrow Agreements.

         19. Before the end of March 2002, efforts were made to determine the potential dollar exposure to BNY for failing to implement the Escrow Agreements. On or about March 29, 2002, the Vice President of Retail Banking Group sent a fax to the Managing Counsel estimating a total potential exposure of $72 million based on loan amounts covered by the Escrow Agreements. The Managing Counsel took no steps to ensure the preparation of an Incident Report, the notification of law enforcement or the filing of a SAR.

         20. By no later than early April 2002, the following additional BNY personnel were aware of the situation involving the Escrow
Agreements: Retail Banking - Senior Vice President-Division Head-Long Island/Queens; Senior Vice President; Vice President-Regional Sales Manager; Regional Commercial Banking - Senior Vice President-Division Head; Commercial Loan Officer; Funds Transfer Division - Vice President-AMLOC Member; Audit Department - Vice President-Financial Controls; Assistant Vice President-Long Island Group. No steps were taken to prepare an Incident Report, or to ensure that a SAR was filed or law enforcement notified about the Escrow Agreements.

         21. On April 10, 2002, outside counsel sent an e-mail to BNY's Managing Counsel referencing a report in an industry newsletter discussing allegations of "fraud" against PLS in connection with its lease financing business. On or about April 18, 2002, outside counsel sent the Managing Counsel an "updated and revised" chart summarizing complaint letters received to date from Bank Funding Institutions. The chart reflected demands by Bank Funding Institutions that BNY remit any funds then being held in escrow pursuant to the Escrow Agreements, and also summarized allegations leveled against PLS involving the misapplication of funds. No steps were taken by the Managing Counsel or any other BNY employee to prepare an Incident Report, or to refer the matter to BNY's Corporate Security Department or Global Compliance Division for the filing of a SAR.

         22. BNY personnel twice directed the preparation of reports by its anti-money laundering oversight committee ("AMLOC") summarizing wire activity for PLS, once on February 24, 2000 and a second time, at the Managing Counsel's request, on April 1, 2002. On each occasion, the wire transfer recipient listed first on the report as having received the most funds during the period covered by the report ($690,000 in the February 24, 2000 report and $993,458 in the April 1, 2002 report), was an entity called Medpro Equipment Co. of Huntington Beach, California ("Medpro"). BNY personnel took no steps on either occasion to determine whether Medpro was a genuine company, accepting at face value that Medpro was selling medical equipment to PLS as part of PLS's equipment leasing business. In fact, Medpro was a shell company that rendered no services to PLS. Over a five year period between 1997 and 2002, approximately $24 million was transferred from PLS's BNY account to Medpro's account at Bank of America.

         23. Despite the Legal Division's awareness of the facts described above, BNY denied any wrongdoing relating to the Escrow Agreements in communications with various Bank Funding Institutions that complained to BNY concerning, inter alia, BNY's failure to abide by the terms of the Escrow Agreements. BNY took no steps to notify any Bank Funding Institution about the misconduct that caused the Escrow Agreements to be issued by BNY employees at the Island Park Branch.

         24. BNY personnel did not prepare an Incident Report on the Escrow Agreements until June 20, 2002, almost three months after the incident "discovery date" of March 25, 2002 appearing on the Incident Report. The Incident Report reflected a potential liability of $72 million that had been "zeroed out" before the report was filed.
Following the indictment and arrests of PLS principals Rochelle Besser and Barry Drayer on bank fraud charges on June 21, 2002, the day after the Incident Report was filed, BNY filed a SAR on July 10, 2002. The
SAR filed contained incomplete information and inaccurately characterized the underlying activity. No effort was made to notify law enforcement about the misconduct of BNY personnel relating to the Escrow Agreements prior to that date.



                                     /s/ Thomas A. Renyi
                                     -------------------
                                     Thomas A. Renyi
                                     Chairman and Chief Executive
                                     Officer
                                     THE BANK OF NEW YORK



                                     /s/ Matthew E. Fishbein
                                     -----------------------
                                     Matthew E. Fishbein, Esq.
                                     Debevoise & Plimpton LLP
                                     Counsel to THE BANK OF NEW YORK

Dated:  November 7, 2005

EXHIBIT B
---------

     In any criminal proceeding brought by the United States, the following statement by The Bank of New York ("BNY"), which is incorporated by reference into the Non-Prosecution Agreement between the Bank of New York and the United States Attorney's Offices for the Eastern and Southern Districts of New York, entered into on November 4, 2005 shall be admissible against BNY:

A.  Overview
    --------

    1. BNY is a New York-chartered banking corporation that provides global financial services, and it is a leading participant in capital markets throughout the world. BNY is the oldest bank in the United States and the principal subsidiary of The Bank of New York Company, Inc., a publicly traded corporation, the common stock of which is traded on the New York Stock Exchange under the trading symbol "BK."

    2. In 1996, Peter Berlin, a Russian emigre, opened accounts at a retail branch of BNY in the names of Benex International Co., Inc. ("Benex") and BECS International LLC ("BECS"). Berlin did so with the assistance of his wife, Lucy Edwards, also a fellow Russian emigre, who was a BNY Vice President until August 27, 1999, when she was terminated. The address for Benex and BECS listed on their BNY account statements was 118-21 Queens Boulevard, Suite 612, Forest Hills, New York, an office (the "Queens Office") occupied by an entity named Torfinex Corp. ("Torfinex").

     3. During the next three and one-half years, billions of dollars in funds originating in Russia flowed through the Benex and BECS accounts at BNY. Specifically, from February 1996 through July 1999, the Benex and BECS accounts received approximately $7 billion in deposits. From April 1999, these accounts remained open and active at the request of the U.S. Attorney's Office. BNY agreed to the government's request to maintain the accounts as part of its cooperation in the government's investigation. The deposits were made to the accounts in bulk amounts on almost a daily basis. The funds were then transferred out of the Benex and BECS accounts, generally on the same day or within days, to a large number of third-party transferees located around the world. Typically, there were hundreds of wire transfers per day from the Benex and BECS accounts.

     4. Benex, BECS, and Torfinex operated as front companies on behalf of Depozitarno Kliringovy Bank ("DKB"), a Russian bank, and principals of DKB. The Benex and BECS accounts were part of an underground money transfer business that was operated by DKB from Moscow and the Queens Office without being licensed either as a money transmitting business or as a branch or agency of a foreign bank.

     5. On February 16, 2000, Berlin and Edwards pled guilty to, among other things, conspiracy to conduct unauthorized and unregulated banking activities, to establish an unlicensed branch of a foreign bank in the United States, to operate an illegal money transmitting business, and to launder money to promote wire fraud, in connection with the operation of the Benex and BECS accounts at BNY. Berlin and Edwards admitted that the Benex and BECS accounts were used, among other things, to launder money on behalf of individuals and companies in Russia. Edwards further admitted during her plea allocution that, in undertaking these unlawful activities in connection with the Benex and BECS accounts, she acted, in part, with the intent to benefit BNY by helping the bank to expand its business in Russia. Edwards also acted with the intent to benefit herself and her husband.

     6. As demonstrated by the activity in the Benex and BECS accounts during the period from February 1996 through April 1999, BNY did not have an effective anti-money laundering program, did not carry out its anti-money laundering obligations with respect to the Benex and BECS accounts, and did not, as an institution, pay sufficient attention to anti-money laundering and compliance issues. Among other things, BNY (1) failed to put in place an effective system for analyzing wire transfer activity by its customers for potential money laundering; (2) failed to conduct adequate due diligence on Benex and BECS in order to understand the true nature of their business and the activity in the Benex and BECS accounts; (3) failed to monitor or scrutinize the wire-transfer activity in the Benex and BECS accounts from an anti-money laundering perspective; and (4) failed to make any effort to determine whether the activity in the Benex and BECS accounts required either a money transmitting license or a license to operate as a branch or agency of a foreign bank under New York or federal law.

B.  BNY's Expansion of Its Russian Banking Business in the 1990s
    ------------------------------------------------------------

     7. In the early 1990s, following the collapse of the Soviet Union, BNY courted new business in the emerging Russian market. BNY created an Eastern European Division ("EED"), staffing it primarily with Russian emigres, including Edwards, and opened a Representative Office in Moscow. As a result of these efforts, BNY quickly acquired a leading position among U.S. banks in handling correspondent accounts for Russian banks. By the late 1990s, the EED was generating more than $40 million in annual revenues for BNY, and Russia had become the single largest producer of funds transfer revenues among BNY's foreign operations.

     8. In 1997, an internal audit of BNY's London office, where Edwards was stationed beginning in or about 1996, revealed irregularities and violations of bank policy in Edwards' travel and entertainment expense reports. The audit found, among other things, that Edwards had, without obtaining proper approvals, purchased thousands of dollars worth of gifts for bank clients; gone over budget for a client reception; and allowed her husband, Peter Berlin, to stay with her on a business trip to Moscow and sign for business expenses on her BNY American Express card. Although the head of BNY's Audit Department recommended that Edwards be fired as a result, BNY did not terminate Edwards. Instead, Edwards was promoted to Vice President in the EED.

     9. Following the collapse of the Soviet Union, BNY also, through its retail branches, opened a number of other accounts, in the names of various Russian nationals, that engaged in heavy wire transfer activity with Russia. Certain BNY retail branch managers were concerned that they lacked information about the activity in the accounts and the ability to verify the bona fides of the account holders, and voiced these concerns to BNY's Bank Secrecy Act compliance officer.

     10. At an internal meeting in October 1995, top officials from the EED assured executives from the retail branch network that they should not be afraid to open Russia-related accounts. The EED officials explained that these accounts represented a significant business opportunity for BNY and fit into the bank's objective to expand into the Russian market. Even though BNY's anti-money laundering policy at the time identified Russia as a "high-risk" jurisdiction for money laundering, there was little, if any, discussion at the meeting about the money laundering risks presented by these new accounts, and no additional procedures were put in place to monitor activity in these accounts.

C.  BNY's Failure to Develop Anti-Money Laundering Procedures
       for Monitoring Wire Transfer Activity
    ----------------------------------------

     11. During the 1990s, BNY developed and brought to market a proprietary electronic banking software product known as "micro/CA$H-Register." Similar products were, and continue to be, available from all major commercial banks. BNY's micro/CA$H software enabled customers to effect wire transfers by themselves, without the assistance or supervision of BNY employees. Using the micro/CA$H software, customers were able to enter the necessary information on his/her computer screen and then transmit the information, via modem, to a computer at BNY. If the customer had entered all the necessary information in the appropriate fields correctly, the funds would be transferred automatically by BNY's computer system, without any BNY employee becoming involved with the transfer.

     12. The micro/CA$H software created obvious enhanced risks for money laundering. BNY's anti-money laundering policy at the time cited unusual or unexplained wire transfer activity as an example of "suspicious conduct" that "should be scrutinized carefully." Yet BNY personnel involved in the development of the micro/CA$H product failed to appreciate or to analyze the increased money laundering risks associated with the micro/CA$H product.

     13. During the period that the Benex and BECS accounts were open and were generating substantial wire transfer revenues for BNY, BNY had no anti-money laundering policies, procedures, or standards restricting who could get access to and use BNY's micro/CA$H software. Once approved by Cash Management, micro/CA$H was available to any customer with an ostensible business need and the technical capability to operate it. BNY failed to establish any system or procedure to monitor activity in accounts with micro/CA$H software.

     14. Throughout the period that the Benex and BECS accounts were open and operating, BNY did not have an effective automated system for reviewing wire transfer activity of any kind for potential money laundering. In or about 1997, BNY signed an agreement to install such an automated system, "Comply" by Atchley Systems, Inc. A test or "beta" version of the Atchley system was installed in 1997, but the system was not operational at BNY until after the Government's investigation commenced. In the meantime, BNY failed to establish an effective alternative system of monitoring wire transfer activity.

D.  The Opening of the Benex and BECS Accounts
    ------------------------------------------

     15.  In or about late 1995, General Forex Corp. ("General
Forex"), a predecessor of Torfinex likewise located at the Queens Office, maintained an account at BNY's International Retail Banking Department in midtown Manhattan. On behalf of DKB, General Forex asked to obtain micro/CA$H software for its account. The manager of the International Retail Banking Department was uncomfortable with giving micro/CA$H to General Forex, and so declined this request.

     16. The DKB bankers then sought Edwards' help in obtaining micro/CA$H to assist with its underground money transfer system. Edwards believed that the best way to do this was for her husband, Peter Berlin, to open a new account for Benex at BNY's retail branch at One Wall Street in lower Manhattan.

     17. In early 1996, Berlin opened the Benex account at the One Wall Street branch. Shortly thereafter, Berlin successfully applied to BNY's Cash Management Division to obtain micro/CA$H software for the Benex account. This software was installed by Edwards at the Queens Office.

     18.  In or about July 1996, Berlin and Edwards opened the
BECS account at the One Wall Street branch. They also obtained micro/CA$H software for the BECS account, which was installed at the Queens Office.

     19. The Benex and BECS accounts rapidly became - by far - the most active accounts at the One Wall Street branch. Because BNY charged a fee for each wire transfer executed by means of its micro/CA$H software, the extraordinary amount of wire-transfer activity conducted through the Benex and BECS accounts generated hundreds of thousands of dollars in wire-transfer revenue to BNY on an annual basis. From February 1996 through April 1999, the wire-transfer revenues from the Benex and BECS accounts totaled approximately $1 million.

     20.  As the highest fee-producing accounts in the One Wall
Street branch, the Benex and BECS accounts were well known to senior executives in BNY's Retail Banking and Cash Management Divisions. The accounts also attracted attention outside these areas. For example, during a quarterly review of BNY's funds transfer business in May 1996, attended by senior executives from several BNY units, Benex was listed as among the top ten domestic customers in terms of funds transfer revenue growth. The other customers on the list included very prominent, well-established financial services companies.

     21. At a meeting of retail branch managers in late 1996 or early 1997, the head of BNY's Manhattan retail branch network singled out the manager of the One Wall Street branch for praise because of the large volume of wire transfer fees produced by the Benex and BECS accounts. In attendance at the meeting, the manager of BNY's International Retail Banking Department - the same individual who had declined to provide micro/CA$H to General Forex - was surprised that no one seemed concerned about the nature of the wire transfers, but she did not report these concerns to supervisors.

     22. In September 1997, Torfinex submitted an application to the New York State Banking Department ("NYSBD") for a money transmitting license. The application was supported by a letter from DKB to the NYSBD promising to pledge up to $1 million to guarantee Torfinex's obligations as a money transmitter. On or about October 1, 1997, the NYSBD directed Torfinex to cease engaging in the business of transmitting money while its application was pending. Notwithstanding this directive, and notwithstanding the fact that its application for a money transmitting license was never approved, DKB and Torfinex continued to regularly transmit money through the Benex and BECS accounts.

E.  BNY's Failure to Conduct Adequate Due Diligence on the Benex and
    ----------------------------------------------------------------
    BECS Accounts
    -------------

     23. Despite the extraordinary size of the activity in the Benex and BECS accounts, BNY failed to conduct adequate due diligence or "know your customer" inquiries regarding Peter Berlin or the Benex and BECS accounts. Although personal identification information and corporate resolutions were obtained by BNY at the time the accounts were opened, no BNY employee obtained reference letters or sought any information concerning Berlin's companies from any source outside BNY. In 1996, BNY employees questioned Berlin about the nature and volume of his business and Berlin gave false, misleading and inconsistent answers. No BNY employee ever asked Berlin to identify any of his business partners or attempted to learn the names of any of the companies, either in Russia or in the United States, that Berlin,

Benex, and BECS were doing business with. Nor did any BNY employee ever visit the small, single-room Queens Office, which was listed with BNY as the business address of Benex and BECS, and from which it was conducting millions of dollars in wire transfers on a daily basis.

     24. Under then-existing bank policy, an employee had to obtain the written permission of BNY's Chairman to serve as a signatory on a business account. BNY employees also were required to disclose any outside business affiliations on annual Code of Conduct forms. Even though Edwards' relationship to the Benex and BECS accounts posed conflict-of-interest risks recognized by BNY, Edwards failed to seek or obtain the required permission of BNY's Chairman, and she falsified her annual Code of Conduct forms by not disclosing her affiliation with Benex or BECS.

     25. Moreover, even though some BNY employees knew that Berlin was the husband of Lucy Edwards, a BNY employee, and even though Edwards was a signatory on the BECS account, no BNY employee ever spoke to Edwards about her role in those companies or ever attempted to verify whether Edwards had complied with the bank policies and procedures regarding conflicts of interest.

     26. As a result of BNY's failure to conduct adequate due diligence, the BNY branch manager and other personnel at the One Wall Street branch incorrectly believed, based on the limited information the Berlin provided, that Berlin was in the "import/export" business and that the transactions through the Benex and BECS accounts represented payment for goods sold by or through Benex and BECS. In fact, the business of Benex and BECS consisted exclusively of receiving transfers to the Benex and BECS accounts at BNY and then, with the help of BNY's micro/CA$H software, wire-transferring those funds to other parties around the world. Neither Benex nor BECS engaged in the manufacture, distribution, purchase, sale, or shipping of any goods. Indeed, Benex and BECS conducted no actual commercial activity whatsoever.

     27. BNY's Retail Banking executives were aware that money transmitters operating in New York State needed to be licensed, but because of their inaccurate understanding of the nature of Benex's and BECS's business, never put together the fact that Benex and BECS were operating as unlicensed money transmitters. If the Retail Banking executives had understood the true nature of Benex's and BECS's businesses, they likely would have subjected Benex and BECS to additional due diligence and questioned whether the company was unlawfully operating without a money transmitting license. Further, because money transmitters were disfavored as Retail Banking clients, the branch executives likely would not have allowed Benex or BECS to maintain accounts for that purpose at the One Wall Street branch.

     28. In contrast, the Cash Management employees involved with the Benex and BECS accounts had an accurate understanding of what Benex and BECS did. They believed Benex and BECS acted essentially as payment brokers or money transmitters, whose businesses consisted solely of transferring funds on behalf of other parties. BNY's Cash Management executives, however, did not have the same sensitivity to money transmitters. Several executives with responsibilities for the Benex and BECS accounts were unaware of New York State's licensing requirement for money transmitters; others aware of the requirement did not view it as within the division's responsibility to determine whether Benex and BECS were properly licensed. Accordingly, Cash Management did not make any inquiries as to whether Benex and BECS were properly licensed as money transmitters.

     29. Because of the failure to communicate between divisions and the failure to share information regarding the banking activities of Benex and BECS, no single BNY employee fully understood that Benex and BECS were operating as money transmitters without being licensed to do so. Nor did BNY determine whether Benex and BECS were required to obtain a money transmitting license under New York or federal law.

F.  BNY's Failure to Monitor Activity in the Benex and BECS Accounts
    ----------------------------------------------------------------

     30. The Benex and BECS accounts each processed hundreds of wire transfers per day and several thousand wire transfers per month. In the aggregate, there were more than 150,000 wire transfers from and to the Benex and BECS accounts from in or about February 1996 through July 1999. Although BNY's anti-money laundering policy at the time required, for business accounts, "periodic monitoring or reviewing of transactions to determine if account activity is consistent with the customer's normal and expected activity," BNY, which as noted above had no effective systems in place to carry out this policy, failed to implement this policy with respect to the Benex and BECS accounts.

     31. Had BNY monitored activity in the Benex and BECS accounts, it would have discovered a number of highly suspicious circumstances. For example, the ordering parties for most of the incoming transfers to the Benex and BECS accounts were supposed "banks" located in South Pacific islands that had been identified by the Financial Action Task Force on Money Laundering ("FATF") as having a high risk of money laundering activity. The principal ordering party was "Sinex Bank Inc.," which was listed as the ordering party on more than $3 billion worth of transfers into the Benex and BECS accounts from 1996 to 1999. As a result of the Government's investigation, BNY learned that "Sinex Bank" was not a bona fide bank at all; indeed,

"Sinex Bank" was not listed in any directory of worldwide banks. Rather, it was a shell bank registered in the South Pacific island of Nauru that was controlled by principals of DKB and existed solely to facilitate their illegal money transfer operation. Similarly, the beneficiaries of many of the outgoing transfers of funds from the Benex and BECS accounts were companies and individuals located in offshore banking jurisdictions or other jurisdictions which were considered by FATF to have a high risk of money laundering activity.

     32. Despite the activity in the Benex and BECS accounts, BNY failed to undertake any effort to review or monitor periodically the dollar volume of activity taking place in the accounts, as required by BNY's anti-money laundering policy. There was no formal procedure for unusual wire transfer activity to be brought to the attention of BNY's Compliance Department, and the Benex and BECS accounts were never brought to the attention of the Compliance Department until after the commencement of the Government's investigation.

     33. The regular reporting on the accounts showed only the number of wire transfers Benex and BECS were conducting and the corresponding amount of revenues the accounts were generating for BNY. The reports did not show that millions of dollars were passing through the accounts on a daily basis. As a result, the manager of the One Wall Street branch and other BNY executives directly responsible for the Benex and BECS accounts were not aware until after the Government's investigation began that billions of dollars had flowed through the accounts.

     34. When BNY's Audit Department conducted a full-scope audit of the One Wall Street branch in March 1998, it obtained information regarding the volume of wire transfers conducted through the Benex and BECS accounts, and yet failed to conduct any further inquiry. As part of the audit, the auditors were required to randomly review wire transfer activity. In preparation for this aspect of the audit, a computer print-out of all the wire transfer activity at the One Wall Street branch was obtained. The report reflected the large volume of Benex and BECS wire transfers. Yet the auditors did not review the Benex and BECS wire transfers, because, under BNY's audit procedures, the auditors were instructed to review only wire transfers that were initiated manually at the One Wall Street branch. Micro/CA$H transfers were outside the scope of the audit, because branch personnel were not involved in processing such transfers. Wire transfers effected through micro/CA$H thus received less scrutiny than wire transfers conducted by branch personnel.

     35. Even when BNY employees sought to have a money laundering analysis done of the Benex and BECS accounts, BNY proved incapable of performing one. In 1998, a new sales representative from the Cash Management Division was assigned to the Benex and BECS accounts. The sales representative, noting the huge volume of wire transfer activity, decided that an analysis of the accounts should be conducted to determine whether there was reason to suspect money laundering or other illegal activity in the accounts. At around the same time, a manager in the Cash Management Division independently decided to obtain a money laundering review of the Benex and BECS accounts. When the sales representative and the manager each contacted BNY's Funds Transfer Division in Utica, New York, however, the Funds Transfer manager (who consulted with his supervisor about the issue) told both the Cash Management sales representative and the Cash Management manager that the bank did not have an automated system for reviewing account activity and that it would be impractical to conduct a manual review of the Benex and BECS accounts, given the tremendous volume of activity.

     36. As a result of BNY's ineffective anti-money laundering controls in the area of wire transfers, no review of the activity in the Benex and BECS accounts took place, and BNY did not file a Suspicious Activity Report with respect to the Benex and BECS accounts until after the Government's investigation of this case commenced.

     37. Although some of BNY's initial responses to the Government's investigation in 1998 were flawed, BNY has fully cooperated in the investigation since April 1999. In addition, BNY has satisfied remedial measures specified in a Written Agreement entered into with the Federal Reserve Bank of New York and the New York State Banking Department on February 8, 2000.

EXHIBIT C
---------

          CONFIDENTIALITY AND LIMITED WAIVER AGREEMENT
          --------------------------------------------

	WHEREAS the United States Attorney's Office (the "USAO") has requested, as part of the Bank of New York's ("BNY") cooperation in an investigation being conducted by the USAO that BNY produce certain documents and information in BNY's possession that BNY contends are protected by the attorney-client and work product privileges held by BNY (the "Privileged Information"); and

     WHEREAS BNY wishes (a) not to effect a general waiver of any applicable privilege other than for the purpose of complying with the USAO's request and (b) to keep the Privileged Information confidential to the maximum extent possible;

     IT IS HEREBY AGREED, by and between the undersigned counsel for BNY and the USAO, that the following provisions shall apply to Privileged Information, in whatever form it is furnished to the USAO or any agencies participating with the USAO in its investigation (collectively, the "Investigating Agencies").

PROCEDURES
----------

     1.	BNY will specifically designate all Privileged Information that it provides to the USAO and the Investigating Agencies in documents, and statements or testimony.

     2.	The USAO agrees that any notes, extracts, summaries or memoranda that the Investigation Agencies create referring to, incorporating, or based on Privileged Information will be treated as Privileged Information.

CONFIDENTIAL TREATMENT
----------------------

     3.	The USAO agrees not to disclose any Privileged Information, except to the extent that, consistent with the requirements of Fed. R. Crim.
P. 6(e), it determines, in good faith and in the exercise of its sole discretion, that such disclosure is necessary in the course of its investigation and/or any ensuing prosecution, and otherwise agrees to use its best efforts to preserve the confidentiality of the Privileged Information. Further, the USAO shall not disclose the Privileged Information to any third party not participating with the USAO in its investigation without BNY's consent unless (i) required to do so by a court of competent jurisdiction; or (ii) otherwise required by law. If BNY or the USAO becomes involved in any litigation with respect to the enforcement of a subpoena or discovery request for such Privileged Information, it is BNY's position that any privilege that would otherwise validly attach to the Privileged Information was not waived as a result of the provision of the Privileged Information to the USAO and the Investigating Agencies.

     4.	The USAO shall give BNY notice of any request by a third party not participating with the USAO in its investigation for access to Privileged Information within five business days of receipt of the request. BNY shall promptly, but in all cases, within ten business days of notice, submit written objection to the disclosure of the Privileged Information. The USAO shall promptly give BNY notice of commencement of any legal action, application or motion to compel the disclosure of the Privileged Information.

WAIVER OF PRIVILEGE
-------------------

     5.	By its production of Privileged Information to the USAO and the
Investigating Agencies, BNY intends to waive BNY's attorney-client and work product privileges only with respect to the specific Privileged Information furnished, and any other attorney-client communications concerning or relating to RW Professional Leasing Services Corp., through and including July 31, 2002, for the purpose of permitting the USAO and the Investigating Agencies to use such Privileged Information in their investigation and any ensuing prosecution. The USAO and BNY agree that this Agreement shall constitute an express reservation of BNY's claim of privilege with respect to the Privileged Information for all other purposes.

NOTICE
------

     6.	Any notice required or permitted pursuant to this Agreement
shall be made to the undersigned counsel for BNY. Nothing in this Agreement shall be construed to require any of the parties to give any notice or take any action that would violate any laws or regulations, including specifically Fed. R. Crim. P. 6(e), pertaining to the secrecy of grand jury proceedings.

Dated: New York, New York
       May 27, 2003


SULLIVAN & CROMWELL, LLP		UNITED STATES ATTORNEY'S OFFICE


BY 	/s/ Samuel W. Seymour		By      /s/ Geoffrey R. Kaiser
	---------------------			----------------------
	Samuel W. Seymour			Geoffrey R. Kaiser
	125 Broad Street			Assistant United States Attorney
	New York, New York 10004		610 Federal Plaza
						Central Islip, New York 11722

        Attorneys for The Bank of New York